                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

                  AKORN, INC. COMPLETES $40.5 MILLION FINANCING

BUFFALO GROVE, Ill., Oct. 9, 2003 AKORN, INC. (AKRN) announced today that it has completed its $40.5 million financing. On September 25, 2003, the Company announced that it had entered into a Preferred Stock and Note Purchase Agreement with a group of insider and outsider investors. The financing consists of $25.7 million in Series A 6.0% Participating Convertible Preferred Stock and warrants, a $2.8 million subordinated promissory note and up to $12.0 million in senior secured debt from LaSalle Bank National Association (consisting of $7.0 million in term loans and a revolving line of credit of up to $5.0 million). The new capital was used to reduce Akorn's outstanding senior bank debt and is expected to provide the Company with up to $6.0 million in working capital.

"We are extremely pleased to have recapitalized Akorn and the Company's balance sheet," stated Arthur S. Przybyl, Akorn's President and Chief Executive Officer. "This transaction effectively completes Akorn's restructuring process by infusing over $25 million in new equity and reducing Akorn's senior debt by over $26 million. We can now continue to focus on growing our three business segments -- ophthalmic, injectable and contract manufacturing -- and continuing to direct our efforts toward resolving our compliance issues at our Decatur, Illinois manufacturing facility. We also plan to complete the build out of our new lyophylization manufacturing line in the near future."

Przybyl continued, "I want to thank our new and existing shareholders and Akorn's Board of Directors for their support and their continued belief in the Company's strategies. I also want to thank all of Akorn's employees for their commitment and hard work throughout this successful restructuring process."

Akorn believes that this new line of credit and cash flow from operations will be sufficient to operate its business. However, if the new line of credit and cash flow from operations are not sufficient to fund the operation and growth of Akorn's business, Akorn will be required to seek additional financing. Such additional financing may not be available when needed or on terms favorable to Akorn and its shareholders. Any such additional financing, if obtained, will likely require the granting of rights, preferences or privileges senior to those of the common stock and result in additional dilution of the existing ownership interests of the common stockholders.

ABOUT AKORN, INC.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products. Additional information is available on the Company's website at www.akorn.com.

Any statements made by Akorn, Inc. ("we," "us," "our," "Akorn" or the "Company") in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company's working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company's ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company's Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company's intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption "Factors That May Affect Future Results" in Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.